Exhibit 99.1

Focus Financial Partners Reports Third Quarter 2020 Results

Financial Performance Further Demonstrates Strength and Resiliency of Business

New York, New York – November 5, 2020 – Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

•	Total revenues of $331.5 million, 4.7% growth year over year

•	Organic revenue growth(1) rate of 2.4% year over year

•	GAAP net income of $3.9 million

•	GAAP basic and diluted net income per share attributable to common shareholders of $0.03

•	Adjusted Net Income Excluding Tax Adjustments(2)(3) of $47.9 million and Tax Adjustments(2)(3) of $9.3 million

•	Adjusted Net Income Excluding Tax Adjustments Per Share(2)(3) of $0.63 and Tax Adjustments Per Share(2)(3) of $0.12

•	Net cash provided by operating activities for the trailing 4-quarters ended September 30, 2020 of $203.3 million, 35.9% higher than the prior year period

•	LTM Cash Flow Available for Capital Allocation(3) for the trailing 4-quarters ended September 30, 2020 of $194.1 million, 52.8% higher than the prior year period

•	Net Leverage Ratio(4) of 3.67x

•	Reaffirming Net Leverage Ratio(4) target range of 3.5x – 4.5x

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Please see “Change in Presentation of Certain Existing Non-GAAP Measures” later in this press release.
(3)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(4)	Please see footnote 8 under “How We Evaluate Our Business” later in this press release.

“I am extremely pleased with the 2020 third quarter financial and operating results we announced this morning, which again reflected the strength and resiliency of our business,” said Rudy Adolf, Founder, CEO and Chairman. “Our partner firms continued to do an excellent job managing their businesses, serving their clients and remaining nimble. Our M&A activity increased sharply compared to the prior quarter. That momentum has continued to accelerate in the fourth quarter, and we hit a major milestone of completing more than 200 transactions since our inception, reinforcing our industry leadership and a value proposition that resonates with prospective partner firms and merger candidates alike. We are also taking advantage of the scale and the diversity of our business model to add value to our partner firms in highly innovative ways. I am excited about the prospects for our business in Q4 and into 2021, and the many initiatives we have underway to help our partners better serve their clients and accelerate their growth.”

“Our 2020 third quarter financial and operating results were strong, coming in slightly ahead of the upper range of our expectations and again demonstrating the resiliency and stability of our business,” said Jim Shanahan, Chief Financial Officer. “Our M&A activity has accelerated meaningfully, and we are on course for one of our strongest years of transaction volumes despite the pandemic. Our net leverage ratio was 3.67x and we remain committed to our range of 3.5x to 4.5x. We are intensely focused on sustaining our momentum as we build our business and maximizing the scale advantages we have. We firmly believe that the uniqueness of our value proposition will continue to make us the partner of choice and enhance our already strong leadership position.”

Change in Presentation of Certain Existing Non-GAAP Measures

Beginning in the 2020 third quarter, we are changing the way we present our Non-GAAP Adjusted Net Income and Adjusted Net Income Per Share measures. We are disaggregating the presentation of both measures to separately show the Tax Adjustments(1) associated with our tax intangible asset amortization. This tax amortization is derived from the tax shield created when we make acquisitions. We made this presentation change to adapt to certain SEC guidance on Non-GAAP financial measures. There were no changes to any of our actual reported results for the current or historical periods, only to how they will be presented beginning with this quarter.

(1)	As in prior disclosure, including SEC filings, Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where the Company received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to the Company’s acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is identified to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis.

Third Quarter 2020 Financial Highlights

Total revenues were $331.5 million, 4.7%, or $14.8 million higher than the 2019 third quarter. The primary driver of this increase was revenue growth from our existing partner firms of approximately $11.7 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms, as well as a full period of revenues recognized during the third quarter of 2020 for a partner firm that was acquired during the third quarter of 2019. The balance of the increase of $3.1 million was due to revenues from new partner firms acquired over the twelve months ended September 30, 2020. Our year-over-year organic revenue growth rate(1) was 2.4% for the quarter ahead of our expected flat outlook for the quarter.

An estimated 74.3%, or $246.2 million, of total revenues in the quarter were correlated to the financial markets. Of this amount, 69.0%, or $169.9 million, were generated from advance billings generally based on market levels in the 2020 second quarter. The remaining 25.7%, or $85.3 million, were not correlated to the markets. These revenues typically consist of family office type services, tax advice and fixed fees for investment advice, primarily for high and ultra-high net worth clients. In excess of 95% of total revenues were fee-based and recurring.

GAAP net income was $3.9 million compared to $0.4 million in the prior year quarter. GAAP basic and diluted net income per share attributable to common shareholders was $0.03, which was flat compared to the prior year quarter.

Adjusted EBITDA(2) was $78.3 million, 12.9%, or $8.9 million, higher than the prior year period, and our Adjusted EBITDA margin(3) was 23.6%, slightly above our outlook of 23.0% for the quarter.

Adjusted Net Income Excluding Tax Adjustments(2) was $47.9 million and Tax Adjustments(2) were $9.3 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $0.63, up 23.5% compared to the prior year period, and Tax Adjustments Per Share(2) were $0.12, up 9.1% from the prior year period.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures. For additional information, please read “Change in Presentation of Certain Existing Non-GAAP Measures” earlier in this press release.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

2020 Year-to-Date Financial Highlights

Total revenues were $981.6 million, 11.8%, or $103.5 million higher than the first nine months of 2019. The primary driver of this increase was revenue growth from our existing partner firms of approximately $96.5 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms, as well as a full period of revenues recognized during the first nine months of 2020 for partner firms that were acquired in the first nine months of 2019. The balance of the increase of $7.0 million was due to revenues from new partner firms acquired over the twelve months ended September 30, 2020. Our year-over-year organic revenue growth rate(1) for the year-to-date period was 7.2%.

GAAP net income was $41.3 million compared to $0.7 million in the prior year period. GAAP basic and diluted net income per share attributable to common shareholders was $0.51 compared to $(0.02) for both basic and diluted in the prior year period.

Adjusted EBITDA(2) was $231.1 million, 23.7%, or $44.2 million, higher than the prior year period. Our Adjusted EBITDA margin(3) was 23.5%, 2.2 percentage points higher than the prior year period primarily reflecting lower levels of SG&A expenses relative to revenue as a result of the impact of the Covid-19 pandemic.

Adjusted Net Income Excluding Tax Adjustments(2) was $138.6 million and Tax Adjustments(2) were $27.4 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $1.82, up 33.8% compared to the prior year period, and Tax Adjustments Per Share(2) were $0.36, up 16.1% from the prior year period.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures. For additional information, please read “Change in Presentation of Certain Existing Non-GAAP Measures” earlier in this press release.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

Balance Sheet and Liquidity

As of September 30, 2020, cash and cash equivalents were $42.7 million and debt outstanding under the Company’s credit facilities was approximately $1.3 billion.

Of our total debt outstanding as of September 30, 2020, approximately $1.13 billion were borrowings under our Term Loan and $130.0 million were borrowings under our Revolver. Our Net Leverage Ratio(1) at September 30, 2020 was 3.67x, within our target range of 3.5x to 4.5x and a decline from 3.85x at June 30, 2020. We remain committed to maintaining our Net Leverage Ratio(1) between 3.5x to 4.5x and believe this is the appropriate range for our business given our highly acquisitive nature.

Our net cash provided by operating activities for the trailing four quarters ended September 30, 2020 increased 35.9% to $203.3 million from $149.6 million for the comparable period ended September 30, 2019. Our Cash Flow Available for Capital Allocation(2) for the trailing four quarters ended September 30, 2020 increased 52.8% to $194.1 million from $127.0 million for the comparable period ended September 30, 2019. These increases reflect the earnings growth of our partner firms, the addition of new partner firms and the increase in our Adjusted EBITDA margin. In the 2020 third quarter, we paid $14.5 million of earn-out obligations and $2.9 million of required amortization under our Term Loan.

As of September 30, 2020, $850 million, or approximately 75%, of our Term Loan had been swapped from a floating rate to a weighted average fixed rate of 2.62%. The residual amount of approximately $280.5 million under the Term Loan as well as all Revolver borrowings remain at floating rates.

(1)	Please see footnote 8 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measure. See ‘‘Reconciliation of Non-GAAP Financial Measures—Cash Flow Available for Capital Allocation” later in this press release.

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, November 5, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s 2020 third quarter results and outlook. The call can be accessed by dialing +1-877-407-0989 (inside the U.S.) or +1-201-389-0921 (outside the U.S.).

A live, listen-only webcast, together with a slide presentation titled “2020 Third Quarter Earnings Release Supplement” dated November 5, 2020 will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address. Registration for the call will begin 20 minutes prior to the start of the call, using the following link.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, including the impact and duration of the outbreak of Covid-19, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended September 30, 2020 filed and our other filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and nine months ended September 30, 2019 and 2020 include the following:

Three Months Ended	Nine Months Ended
September 30,	September 30,
2019	2020	2019	2020
(dollars in thousands, except per share data)
Revenue Metrics:
Revenues	$316,641	$331,483	$878,110	$981,646
Revenue growth (1) from prior period	34.3%	4.7%	32.4%	11.8%
Organic revenue growth (2) from prior period	22.4%	2.4%	13.8%	7.2%

Management Fees Metrics (operating expense):
Management fees	$81,112	$86,414	$217,370	$247,094
Management fees growth (3) from prior period	29.8%	6.5%	28.4%	13.7%
Organic management fees growth (4) from prior period	14.9%	3.1%	9.0%	7.4%
Net Income (Loss) Metrics:
Net income	$392	$3,944	$666	$41,291
Net income growth from prior period	*	*	*	*
Income (loss) per share of Class A common stock:
Basic	$0.03	$0.03	$(0.02)	$0.51
Diluted	$0.03	$0.03	$(0.02)	$0.51
Income (loss) per share of Class A common stock growth from prior period:
Basic	*	—%	*	*
Diluted	*	—%	*	*

Adjusted EBITDA Metrics:
Adjusted EBITDA (6)	$69,364	$78,287	$186,831	$231,063
Adjusted EBITDA growth (6) from prior period	30.7%	12.9%	25.2%	23.7%

Adjusted Net Income Excluding Tax Adjustments Metrics:
Adjusted Net Income Excluding Tax Adjustments (5)(6)	$37,241	$47,938	$99,494	$138,571
Adjusted Net Income Excluding Tax Adjustments growth (5)(6) from prior period	32.6%	28.7%	38.0%	39.3%

Tax Adjustments:
Tax Adjustments (5)(6)(7)	$8,407	$9,288	$23,100	$27,398
Tax Adjustments growth from prior period (5)(6)(7)	39.2%	10.5%	39.8%	18.6%

Adjusted Net Income Excluding Tax Adjustments Per Share and Tax Adjustments Per Share Metrics:
Adjusted Net Income Excluding Tax Adjustments Per Share (5)(6)	$0.51	$0.63	$1.36	$1.82
Tax Adjustments Per Share (5)(6)(7)	$0.11	$0.12	$0.31	$0.36
Adjusted Net Income Excluding Tax Adjustments Per Share growth (5)(6) from prior period	34.2%	23.5%	37.4%	33.8%
Tax Adjustments Per Share growth from prior period (5)(6)(7)	37.5%	9.1%	34.8%	16.1%

Adjusted Shares Outstanding:
Adjusted Shares Outstanding (6)	73,371,137	76,331,572	73,340,592	76,230,495

Other Metrics:
Net Leverage Ratio (8) at period end	4.27	x	3.67	x	4.27	x	3.67	x
Acquired Base Earnings (9)	$16,500	$—	$35,138	$4,235
Number of partner firms at period end (10)	63	65	63	65

*	Not meaningful

(1)	Represents period-over-period growth in our GAAP revenue.

(2)	Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)	The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the period-over-period growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)	Organic management fees growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)	In disclosures, including filings with the SEC, made prior to the quarter ended September 30, 2020, “Adjusted Net Income Excluding Tax Adjustments” and “Tax Adjustments” were presented together as “Adjusted Net Income.” Additionally, “Adjusted Net Income Excluding Tax Adjustments Per Share” and “Tax Adjustments Per Share” were presented together as “Adjusted Net Income Per Share.” For additional information, please read “Change in Presentation of Certain Existing Non-GAAP Measures” earlier in this press release.

(6)	For additional information regarding Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments, Adjusted Net Income Excluding Tax Adjustments Per Share, Tax Adjustments, Tax Adjustments Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share to the most directly comparable GAAP financial measure, please read “—Adjusted EBITDA” and “—Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share.”

(7)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of September 30, 2020, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $36,743.

(8)	Net Leverage Ratio represents the First Lien Leverage Ratio (as defined in the Credit Facility), and means the ratio of amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured by a lien on the assets of Focus LLC (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA (as defined in the Credit Facility).

(9)	The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post acquisition earnings of the partner firm.

(10)	Represents the number of partner firms on the last day of the period presented. The number includes new partner firms acquired during the period reduced by any partner firms that merged with existing partner firms prior to the last day of the period.

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(in thousands, except share and per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2020	2019	2020
REVENUES:
Wealth management fees	$299,348	$311,805	$825,728	$925,527
Other	17,293	19,678	52,382	56,119
Total revenues	316,641	331,483	878,110	981,646
OPERATING EXPENSES:
Compensation and related expenses	111,829	114,702	318,808	346,460
Management fees	81,112	86,414	217,370	247,094
Selling, general and administrative	58,665	57,437	170,658	172,784
Management contract buyout	—	—	1,428	—
Intangible amortization	34,898	37,024	94,860	108,759
Non-cash changes in fair value of estimated contingent consideration	14,435	14,280	25,696	(621)
Depreciation and other amortization	2,797	3,120	7,535	9,131
Total operating expenses	303,736	312,977	836,355	883,607
INCOME FROM OPERATIONS	12,905	18,506	41,755	98,039
OTHER INCOME (EXPENSE):
Interest income	291	61	827	412
Interest expense	(15,852)	(8,903)	(43,135)	(32,546)
Amortization of debt financing costs	(919)	(709)	(2,483)	(2,200)
Loss on extinguishment of borrowings	—	—	—	(6,094)
Other (expense) income—net	9	(657)	(695)	25
Income from equity method investments	53	51	696	167
Total other expense—net	(16,418)	(10,157)	(44,790)	(40,236)
INCOME (LOSS) BEFORE INCOME TAX	(3,513)	8,349	(3,035)	57,803
INCOME TAX EXPENSE (BENEFIT)	(3,905)	4,405	(3,701)	16,512
NET INCOME	392	3,944	666	41,291
Non-controlling interest	881	(2,302)	(1,539)	(16,844)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,273	$1,642	$(873)	$24,447
Income (loss) per share of Class A
common stock:
Basic	$0.03	$0.03	$(0.02)	$0.51
Diluted	$0.03	$0.03	$(0.02)	$0.51
Weighted average shares of Class A common stock outstanding:
Basic	47,044,507	48,683,580	46,653,820	47,991,831
Diluted	47,058,613	48,810,328	46,653,820	48,040,014

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	December 31,	September 30,
	2019	2020
ASSETS
Cash and cash equivalents	$65,178	$42,655
Accounts receivable less allowances of $684 at 2019 and $1,375 at 2020	129,337	157,071
Prepaid expenses and other assets	58,581	62,987
Fixed assets—net	41,634	45,322
Operating lease assets	180,114	236,822
Debt financing costs—net	9,645	7,623
Deferred tax assets—net	75,453	103,456
Goodwill	1,090,231	1,125,604
Other intangible assets—net	1,003,456	947,727
TOTAL ASSETS	$2,653,629	$2,729,267
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$8,077	$8,563
Accrued expenses	41,442	61,580
Due to affiliates	58,600	46,753
Deferred revenue	7,839	10,958
Other liabilities	215,878	167,725
Operating lease liabilities	196,425	256,903
Borrowings under credit facilities (stated value of $1,279,188 and $1,260,514 at December 31, 2019 and September 30, 2020, respectively)	1,272,999	1,259,975
Tax receivable agreements obligations	48,399	78,124
TOTAL LIABILITIES	1,849,659	1,890,581
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized; 47,421,315 and 50,594,372 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively	474	506
Class B common stock, par value $0.01, 500,000,000 shares authorized; 22,075,749 and 20,895,381 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively	221	209
Additional paid-in capital	498,186	536,619
Retained earnings (deficit)	(13,462)	10,985
Accumulated other comprehensive loss	(1,299)	(7,311)
Total shareholders' equity	484,120	541,008
Non-controlling interest	319,850	297,678
Total equity	803,970	838,686
TOTAL LIABILITIES AND EQUITY	$2,653,629	$2,729,267

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	For the nine months ended
	September 30,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$666	$41,291
Adjustments to reconcile net income to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	94,860	108,759
Depreciation and other amortization	7,535	9,131
Amortization of debt financing costs	2,483	2,200
Non-cash equity compensation expense	13,375	15,588
Non-cash changes in fair value of estimated contingent consideration	25,696	(621)
Income from equity method investments	(696)	(167)
Distributions received from equity method investments	668	145
Deferred taxes and other non-cash items	117	4,148
Loss on extinguishment of borrowings	—	6,094
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(30,367)	(25,716)
Prepaid expenses and other assets	(4,820)	(4,168)
Accounts payable	1,240	110
Accrued expenses	39,968	20,294
Due to affiliates	365	(11,749)
Other liabilities	(21,964)	(28,761)
Deferred revenue	794	1,889
Net cash provided by operating activities	129,920	138,467
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(494,336)	(69,467)
Purchase of fixed assets	(20,758)	(12,691)
Net cash used in investing activities	(515,094)	(82,158)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	939,125	305,000
Repayments of borrowings under credit facilities	(496,906)	(323,674)
Contingent consideration paid	(20,514)	(45,069)
Payments of debt financing costs	(3,743)	(634)
Proceeds from exercise of stock options	796	1,559
Payments on finance lease obligations	(138)	(109)
Distributions for unitholders	(15,225)	(15,765)
Net cash provided by (used in) financing activities	403,395	(78,692)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(171)	(140)
CHANGE IN CASH AND CASH EQUIVALENTS	18,050	(22,523)
CASH AND CASH EQUIVALENTS:
Beginning of period	33,213	65,178
End of period	$51,263	$42,655

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, other expense/income, net, management contract buyout and other one-time transaction expenses, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance;
•	for planning purposes, including the preparation of budgets and forecasts;
•	to allocate resources to enhance the financial performance of our business; and
•	to evaluate the effectiveness of our business strategies.

Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2020:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2020	2019	2020
	(in thousands)
Net income	$392	$3,944	$666	$41,291
Interest income	(291)	(61)	(827)	(412)
Interest expense	15,852	8,903	43,135	32,546
Income tax expense (benefit)	(3,905)	4,405	(3,701)	16,512
Amortization of debt financing costs	919	709	2,483	2,200
Intangible amortization	34,898	37,024	94,860	108,759
Depreciation and other amortization	2,797	3,120	7,535	9,131
Non-cash equity compensation expense	4,276	5,306	13,375	15,588
Non-cash changes in fair value of estimated
contingent consideration	14,435	14,280	25,696	(621)
Loss on extinguishment of borrowings	—	—	—	6,094
Other expense (income), net	(9)	657	695	(25)
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses	—	—	1,486	—
Adjusted EBITDA	$69,364	$78,287	$186,831	$231,063

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share

We analyze our performance using Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share. Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are non-GAAP measures. We define Adjusted Net Income Excluding Tax Adjustments as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, management contract buyout, if any, and other one-time transaction expenses. The calculation of Adjusted Net Income Excluding Tax Adjustments also includes adjustments to reflect a pro forma 27% income tax rate reflecting the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

Adjusted Net Income Excluding Tax Adjustments Per Share is calculated by dividing Adjusted Net Income Excluding Tax Adjustments by the Adjusted Shares Outstanding. Adjusted Shares Outstanding includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock and restricted stock units, if any, outstanding during the periods, (iii) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock) and (iv) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

We believe that Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not purport to be an alternative to net income (loss) or cash flows from operating activities. The terms Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not defined under GAAP, and Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect changes in, or cash requirements for, working capital needs; and
•	Other companies in the financial services industry may calculate Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share as supplemental information.

Tax Adjustments and Tax Adjustments Per Share

Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis.

Tax Adjustments Per Share is calculated by dividing Tax Adjustments by the Adjusted Shares Outstanding.

Set forth below is a reconciliation of net income to Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share for the three and nine months ended September 30, 2019 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
	(dollars in thousands, except per share data)
Net income	$392	$3,944	$666	$41,291
Income tax expense (benefit)	(3,905)	4,405	(3,701)	16,512
Amortization of debt financing costs	919	709	2,483	2,200
Intangible amortization	34,898	37,024	94,860	108,759
Non-cash equity compensation expense	4,276	5,306	13,375	15,588
Non-cash changes in fair value of estimated
contingent consideration	14,435	14,280	25,696	(621)
Loss on extinguishment of borrowings	—	—	—	6,094
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses (1)	—	—	1,486	—
Subtotal	51,015	65,668	136,293	189,823
Pro forma income tax expense (27%) (2)	(13,774)	(17,730)	(36,799)	(51,252)
Adjusted Net Income Excluding Tax Adjustments	$37,241	$47,938	$99,494	$138,571

Tax Adjustments (3)	$8,407	$9,288	$23,100	$27,398

Adjusted Net Income Excluding Tax Adjustments Per Share	$0.51	$0.63	$1.36	$1.82
Tax Adjustments Per Share (3)	$0.11	$0.12	$0.31	$0.36

Adjusted Shares Outstanding	73,371,137	76,331,572	73,340,592	76,230,495

Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic (4)	47,044,507	48,683,580	46,653,820	47,991,831
Adjustments:
Weighted average incremental shares of Class A common stock related to stock options and unvested Class A common stock and restricted stock units (5)	14,106	126,748	15,773	48,183
Weighted average Focus LLC common units outstanding (6)	22,275,034	21,345,923	22,513,950	21,678,326
Weighted average common unit equivalent of Focus LLC incentive units outstanding (7)	4,037,490	6,175,321	4,157,049	6,512,155
Adjusted Shares Outstanding	73,371,137	76,331,572	73,340,592	76,230,495

(1)	During the nine months ended September 30, 2019 relates to (a) Loring Ward severance cash compensation of $280, which was recorded in compensation and related expenses and (b) transaction expenses of $1,206 associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses.

(2)	The pro forma income tax rate of 27% reflects the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

(3)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of September 30, 2020, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $36,743.

(4)	Represents our GAAP weighted average Class A common stock outstanding—basic.

(5)	The incremental shares for the nine months ended September 30, 2019 related to unvested Class A common stock as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted for the nine months ended September 30, 2019 as the result would have been antidilutive.

(6)	Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(7)	Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock.

Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation

To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP liquidity measures on a trailing 4-quarter basis to analyze cash flows generated from our operations. We consider Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation to be liquidity measures that provide useful information to investors about the amount of cash generated by the business and are two factors in evaluating the amount of cash available to pay contingent consideration, make strategic acquisitions and repay outstanding borrowings. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation do not represent our residual cash flow available for discretionary expenditures as they do not deduct our mandatory debt service requirements and other non-discretionary expenditures. We define Adjusted Free Cash Flow as net cash provided by operating activities, less purchase of fixed assets, distributions for unitholders and payments under tax receivable agreements (if any). We define Cash Flow Available for Capital Allocation as Adjusted Free Cash Flow plus the portion of contingent consideration paid which is classified as operating cash flows under GAAP. The balance of such contingent consideration is classified as investing and financing cash flows under GAAP; therefore, we add back the amount included in operating cash flows so that the full amount of contingent consideration payments is treated consistently. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation are not defined under GAAP and should not be considered as alternatives to net cash from operating, investing or financing activities. In addition, Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation can differ significantly from company to company.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation for the trailing 4-quarters ended September 30, 2019 and 2020:

	Trailing 4-Quarters Ended
	September 30,
	2019	2020
	(in thousands)
Net cash provided by operating activities	$149,621	$203,321
Purchase of fixed assets	(23,538)	(17,405)
Distributions for unitholders	(16,661)	(21,181)
Payments under tax receivable agreements	—	—
Adjusted Free Cash Flow	$109,422	$164,735
Portion of contingent consideration paid included in operating activities (1)	17,579	29,334
Cash Flow Available for Capital Allocation (2)	$127,001	$194,069

(1)	A portion of contingent consideration paid is classified as operating cash outflows in accordance with GAAP, with the balance reflected in investing and financing cash outflows. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2019 was $3.6 million, $9.2 million, $4.0 million and $0.8 million, respectively, totaling $17.6 million for the trailing 4-quarters ended September 30, 2019. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended September 30, 2020 was $0.8 million, $8.3 million, $16.4 million and $3.8 million, respectively, totaling $29.3 million for the trailing 4-quarters ended September 30, 2020.

(2)	Cash Flow Available for Capital Allocation excludes all contingent consideration that was included in either operating, investing or financing activities of our consolidated statements of cash flows.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC as of September 30, 2020:

	September 30, 2020
Economic Ownership of Focus Financial Partners, LLC Interests:	Interest	%
Focus Financial Partners Inc. (1)	50,594,372	66.3%
Non-Controlling Interests (2)	25,755,676	33.7%
Total	76,350,048	100.0%

(1)	Includes 52,459 unvested common units.
(2)	Includes 4,860,295 Focus LLC common units issuable upon conversion of the outstanding 16,658,578 vested and unvested incentive units (assuming vesting of the unvested incentive units and a September 30, 2020 period end value of the Focus LLC common units equal to $32.79).

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q3 2020 Weighted Average Outstanding	Number of Shares Outstanding at September 30, 2020	Number of Shares Outstanding at November 2, 2020
Class A	48,683,580	50,594,372	50,610,589
Class B	21,345,923	20,895,381	20,895,381

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at September 30, 2020. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating per share data. The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Focus Financial Partners, LLC Incentive Units by Hurdle at September 30, 2020

Hurdle Rates	Number Outstanding
$1.42	421
$5.50	798
$6.00	386
$7.00	1,081
$9.00	1,323,708
$11.00	841,706
$12.00	520,000
$13.00	579,213
$14.00	17,848
$16.00	48,054
$17.00	22,500
$19.00	635,964
$21.00	3,608,442
$22.00	1,112,903
$23.00	524,828
$26.26	25,000
$27.00	29,484
$27.90	2,051,131
$28.50	1,585,111
$30.48	30,000
$33.00	3,670,000
$36.64	30,000
16,658,578